Exhibit 99.1


                                  PRESS RELEASE


For more information:

Sweetheart Cup Company Inc.
Hans H. Heinsen
Chief Financial Officer
410-902-3080


                      SWEETHEART CUP COMPANY INC. ANNOUNCES
                     MERGER, BANK FINANCING AND CONSUMMATION
                             OF CONSENT SOLICITATION

Owings Mills, MD, March 26, 2002 -- Sweetheart Cup Company Inc. ("Sweetheart") announced today that as of March 25, 2002, all of the conditions precedent set forth in its consent solicitation dated February 14, 2002 with respect to its 10 1/2% Senior Subordinated Notes due 2003 (the "Notes") had been satisfied, and the consent solicitation was consummated.

Specifically, Sweetheart (i) consummated a merger with The Fonda Group, Inc., with Sweetheart as the surviving company and a wholly-owned subsidiary of Sweetheart Holdings Inc., (ii) entered into a new five year $235 million senior revolving credit facility with Bank of America, N.A., as agent, and (iii) entered into a supplemental indenture to the Indenture governing the Notes (the "Indenture") to amend the definition of "Change of Control" in the Indenture to substitute Dennis Mehiel, Sweetheart's Chairman and Chief Executive Officer, for American Industrial Partners Capital Fund, L.P., and to make certain other conforming changes.

As a result of the consummation of the consent solicitation, the Notes will begin to accrue interest at 12% per annum as of March 1, 2002, and Sweetheart will pay a consent fee to the holders of Notes who consented prior to the expiration of the consent solicitation.

Sweetheart is one of the largest producers of disposable foodservice products in North America, and a national manufacturer of disposable foodservice products in both the institutional and consumer markets. It sells paper, plastic and foam foodservice and food packaging products, consisting primarily of cups, lids, plates, bowls, napkins and containers.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.